UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) April 6, 2006

FIRSTPLUS Financial Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

0-27750	75-2561085
(Commission File Number)	(IRS Employer Identification No.)

5100 North O'Connor Blvd., 6th Floor

Irving, Texas

75039

(Address of Principal Executive Offices)	(Zip Code)

(214) 496-1266

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On April 6, 2006, The Company and the petitioners in the lawsuit styled Danford L. Martin, et al. v. FirstPlus Financial Group, Inc., et al., in the Second Judicial District Court for the State of Nevada (the “Election Suit”), entered into a settlement agreement to resolve the disputes in the Election Suit. Pursuant to the settlement agreement:

•	the Company agreed to pay to the petitioners an aggregate amount of up to $300,000 for the expenses they incurred arising from the Election Suit;

•	upon the Company’s payment of the petitioners’ expenses, the parties will cause all claims and counterclaims in the Election Suit to be dismissed with prejudice and will exchange mutual releases;

•

the petitioners agreed not to nominate an opposing slate of directors for election at the Company’s 2006 Special Meeting of Shareholders (the “Special Meeting”) or to take any action to delay, interfere with or contest the Special Meeting;

•

the Company agreed that upon receipt by the FirstPlus Financial Group Grantor Residual Trust (the “Grantor Trust”) of funds representing 53% of the FPFG Intercompany Claim previously assigned by the Company to the Grantor Trust, it would cause the Grantor Trust to make distributions to the holders of the Company’s common stock of fifty percent of such funds beginning 45 days after the first release of such funds to the Grantor Trust and annually thereafter. The Company will announce record dates for these distributions at the applicable times;

•

prior to the initial distribution from the Grantor Trust, the Company has agreed not to issue any shares of its common stock, except pursuant to agreements in effect on the date of the settlement agreement; and

•

for a year following the initial distribution from the Grantor Trust, the Company agreed not to issue any shares of its common stock pursuant to a transaction that would result in the issuance of shares of common stock in an amount equal to 30% of the then outstanding shares, unless the Company obtains a fairness opinion with respect to such transaction.

The court dismissed the Election Suit on April 7, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 10, 2006	FIRSTPLUS FINANCIAL GROUP, INC.

By:	/s/ Jack (J.D.) Draper
Jack (J.D.) Draper
President